As filed with the Securities and Exchange Commission on January 26, 2011
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CREE, INC.
(Exact name of registrant as specified in its charter)

North Carolina	56-1572719
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4600 Silicon Drive Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

CREE, INC. 2004 LONG-TERM INCENTIVE COMPENSATION PLAN
(AS AMENDED)
(Full title of the plan)

John T. Kurtzweil
Executive Vice President – Finance, Chief Financial Officer and Treasurer
Cree, Inc.
4600 Silicon Drive
Durham, North Carolina 27703
(919) 313-5300
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Adam H. Broome, Esq.
Cree, Inc.
4600 Silicon Drive
Durham, North Carolina 27703

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

______________________________

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.00125 par value (1)	3,130,595 (2)	$52.09 (3)	$163,072,693.55 (3)	$18,932.74 (3)
(1) Each share of Common Stock issued by the Registrant includes one right to purchase a fraction of a share of Series A Preferred Stock.  Prior to the occurrence of certain events, the preferred stock purchase rights will not be exercisable or evidenced separately from the Common Stock.  Accordingly, no additional registration fee is required.

(2) Includes (a) 3,000,000 additional shares that are authorized for issuance under the Registrant's 2004 Long-Term Incentive Compensation Plan, as amended and approved by the Registrant's shareholders at the annual meeting of shareholders held on October 26, 2010 (the "Plan") and (b) 130,595 shares carried forward from the Registrant's Amended and Restated Equity Compensation Plan, which were subject to options that expired, were cancelled or otherwise terminated unexercised for any reason on or after December 28, 2009.  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends or similar transactions.

(3) Calculated solely for the purpose of this offering pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on January 21, 2011.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

This Registration Statement on Form S-8 is being filed by Cree, Inc. (the “Registrant”) to register 3,130,595 shares of the Common Stock of the Registrant, $0.00125 par value, issuable under the Cree, Inc. 2004 Long-Term Incentive Compensation Plan, as amended (the “Plan”). As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8 and consists of only those items required by General Instruction E to Form S-8.  The document containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act.  This document is not being filed with the Commission as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Pursuant to General Instruction E of Form S-8, the prior Registration Statements relating to the Plan, Registration Nos. 333-122073, 333-136903, 333-148927, 333-156981 and 333-164515 filed with the Commission on January 14, 2005, August 25, 2006, January 29, 2008, January 27, 2009 and January 26, 2010, remain effective, and the contents of such Registration Statements are incorporated in this Registration Statement by this reference.

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 27, 2010, filed with the Commission on August 18, 2010;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended September 26, 2010, filed with the Commission on October 21, 2010, and for the quarter ended December 26, 2010, filed with the Commission on January 19, 2011;

(c) The Registrant’s Current Reports on Form 8-K filed on August 10, 2010, August 19, 2010 and October 29, 2010;

(d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on January 29, 1993, and any amendments or reports filed for the purpose of updating such description; and

(e) The description of the rights attached to the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on May 30, 2002, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities being registered by this Registration Statement will be passed upon for the Registrant by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina.  As of the date of this Registration Statement, certain current individual attorneys with Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. beneficially own an aggregate of 3,110 shares of the Registrant’s Common Stock.

Item 6.	Indemnification of Directors and Officers.

The Registrant currently has provisions for limitation on the personal liability of directors in its Articles of Incorporation, as restated (the “Articles of Incorporation”), and provisions for indemnification of directors and officers in its Bylaws, as amended and restated (the “Bylaws”).  Additionally, sections of the North Carolina Business Corporation Act (the “NCBCA”) provide indemnification of the Registrant’s directors and officers in a variety of circumstances.

Article VII of the Articles of Incorporation provides that no director of the Registrant shall have personal liability arising out of an action whether by or in the right of the Registrant or otherwise for monetary damages for breach of his or her duty as a director.  Consistent with the NCBCA, the Articles of Incorporation do not limit or eliminate the personal liability of a director with respect to (i) acts or omissions not made in good faith that such director at the time of such breach knew or believed were in conflict with the best interests of the Registrant, (ii) any liability under Section 55-8-33 of the NCBCA or any successor provision, (iii) any transaction from which such director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date of the effectiveness of Article VII of the Articles of Incorporation.  In the event that the NCBCA is amended or legislation is enacted to permit further limitation or elimination of the personal liability of a director, Article VII provides that the personal liability of the Registrant’s directors shall be limited or eliminated to the fullest extent permitted by applicable law.

Article IX, Section 3 of the Bylaws provides that the Registrant shall indemnify, to the fullest extent permitted by law, any person who is made, or is threatened to be made, a party to any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding and any appeal therein (and any inquiry or investigation that could lead to such action, suit or proceeding), whether or not brought by or on behalf of the Registrant, seeking to hold him liable by reason of the fact that he is or was acting in his capacity as a director or officer of the Registrant, or at the request of the Registrant is or was serving as a director or officer for any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, or as a trustee or administrator under any employee benefit plan of the Registrant or a wholly-owned subsidiary of the Registrant, against (i) reasonable expenses, including without limitation all attorneys’ fees actually and necessarily incurred by him in connection with any such action, suit or proceeding; (ii) all reasonable payments made by him in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty or settlement for which he may have become liable in such action, suit or proceeding; and (iii) all reasonable expenses incurred in enforcing the indemnification rights provided in the Bylaws.  Pursuant to the Bylaws, this indemnification may, at the discretion of the Registrant’s board of directors, also include advancement of expenses related to such action, suit or proceeding.

Sections 55-8-50 through 55-8-58 of the NCBCA permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification.  In general, the NCBCA provides directors and officers with a right to indemnification when the director or officer has been wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party because he is or was a director or officer of the corporation, unless limited by the Articles of Incorporation. The NCBCA also permits a corporation to indemnify directors and officers who met a certain standard of conduct. Directors and officers are also entitled to apply to a court for an order requiring the corporation to indemnify the director or officer in a particular case. The court may grant such an order if it determines the director or officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances.

In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the NCBCA permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including attorneys’ fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.  Additionally, Section 55-8-57 of the NCBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the NCBCA to indemnify that person.  The Registrant has purchased and maintains such insurance.

The Registrant has also entered into an indemnification agreement with each of its directors and executive officers.  The indemnification agreement requires the Registrant to indemnify the indemnitee to the fullest extent permitted by the laws of the State of North Carolina currently in effect or as such laws may be amended to increase the scope of permitted indemnification.  The indemnification agreement further requires the Registrant to advance expenses incurred in connection with an action, demand, suit or proceeding and includes an undertaking by the indemnitee to reimburse the Registrant for any amounts advanced if it is ultimately determined that indemnification is not proper.  The rights provided in the indemnification agreement are in addition to rights provided in the Bylaws, the Articles of Incorporation and the NCBCA.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Rights Agreement, dated as of May 30, 2002, between the Registrant and American Stock Transfer & Trust Company, including the form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock, attached thereto as Exhibits B and C, respectively (incorporated herein by reference to Exhibit 4.01 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 30, 2002)
4.2	Amendment No. 1 to Rights Agreement, dated as of October 16, 2006, between the Registrant and American Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.02 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on October 16, 2006)
5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (Contained in Exhibit 5.1)
24.1	Power of Attorney (Contained on signature page)
99.1
2004 Long-Term Incentive Compensation Plan, as amended (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, dated October 25, 2010, as filed with the Commission on October 29, 2010)

99.2	Form of Master Stock Option Award Agreement for Grants of Nonqualified Stock Options to Non-employee Directors (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, dated October 1, 2004, as filed with the Commission on October 7, 2004)
99.3	Form of Master Stock Option Award Agreement for Grants of Nonqualified Stock Options to Employees (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, dated October 1, 2004, as filed with the Commission on October 7, 2004)
99.4	Form of Master Stock Option Award Agreement for Grants of Nonqualified Stock Options (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 24, 2006, as filed with the Commission on November 2, 2006)

99.5	Form of Master Stock Option Award Agreement for Grants of Nonqualified Stock Options (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 26, 2010, as filed with the Commission on January 19, 2011)
99.6
Form of Master Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 10-Q for the quarterly period ended September 25, 2005, as filed with the Commission on October 26, 2005)

99.7	Form of Master Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 24, 2006, as filed with the Commission on November 2, 2006)
99.8	Notice of Grant to Charles M. Swoboda, dated August 16, 2010 (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, dated August 16, 2010, as filed with the Commission on August 19, 2010)
99.9	Notice of Grant to John T. Kurtzweil, dated August 16, 2010 (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, dated August 16, 2010, as filed with the Commission on August 19, 2010)
99.10	Notice of Grant to Stephen D. Kelley, dated August 16, 2010 (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, dated August 16, 2010, as filed with the Commission on August 19, 2010
99.11
Master Performance Unit Award Agreement, dated August 18, 2008, between the Registrant and Charles M. Swoboda (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, dated August 18, 2008, as filed with the Commission on August 22, 2008)

99.12	Master Performance Unit Award Agreement, dated August 16, 2010, between the Registrant and John T. Kurtzweil (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, dated August 16, 2010, as filed with the Commission on August 19, 2010)
99.13	Master Performance Unit Award Agreement, dated August 16, 2010, between the Registrant and Stephen D. Kelley (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K, dated August 16, 2010, as filed with the Commission on August 19, 2010)

Item 9.	Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on this 25th day of January, 2011.

CREE, INC.

By:	/s/ Charles M. Swoboda
Charles M. Swoboda
Chairman, Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Charles M. Swoboda and John T. Kurtzweil, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Charles M. Swoboda
Charles M. Swoboda	Chairman, Chief Executive Officer and President (Principal Executive Officer)	January 25, 2011
/s/ John T. Kurtzweil
John T. Kurtzweil	Executive Vice President – Finance, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	January 25, 2011
/s/ Clyde R. Hosein
Clyde R. Hosein	Director	January 25, 2011
/s/ Robert A. Ingram
Robert A. Ingram	Director	January 25, 2011
/s/ Franco Plastina
Franco Plastina	Director	January 25, 2011
/s/ Robert L. Tillman
Robert L. Tillman	Director	January 25, 2011
/s/ Dolph W. von Arx
Dolph W. von Arx	Director	January 25, 2011
/s/ Harvey A. Wagner
Harvey A. Wagner	Director	January 25, 2011
/s/ Thomas H. Werner
Thomas H. Werner	Director	January 25, 2011

EXHIBIT INDEX

Exhibit No.	Description
4.1	Rights Agreement, dated as of May 30, 2002, between the Registrant and American Stock Transfer & Trust Company, including the form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock, attached thereto as Exhibits B and C, respectively (incorporated herein by reference to Exhibit 4.01 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 30, 2002)
4.2	Amendment No. 1 to Rights Agreement, dated as of October 16, 2006, between the Registrant and American Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.02 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on October 16, 2006)
5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (Contained in Exhibit 5.1)
24.1	Power of Attorney (Contained on signature page)
99.1
2004 Long-Term Incentive Compensation Plan, as amended (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, dated October 25, 2010, as filed with the Commission on October 29, 2010)

99.2	Form of Master Stock Option Award Agreement for Grants of Nonqualified Stock Options to Non-employee Directors (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, dated October 1, 2004, as filed with the Commission on October 7, 2004)
99.3	Form of Master Stock Option Award Agreement for Grants of Nonqualified Stock Options to Employees (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, dated October 1, 2004, as filed with the Commission on October 7, 2004)
99.4	Form of Master Stock Option Award Agreement for Grants of Nonqualified Stock Options (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 24, 2006, as filed with the Commission on November 2, 2006)
99.5	Form of Master Stock Option Award Agreement for Grants of Nonqualified Stock Options (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 26, 2010, as filed with the Commission on January 19, 2011)
99.6
Form of Master Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 10-Q for the quarterly period ended September 25, 2005, as filed with the Commission on October 26, 2005)

99.7	Form of Master Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 24, 2006, as filed with the Commission on November 2, 2006)
99.8	Notice of Grant to Charles M. Swoboda, dated August 16, 2010 (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, dated August 16, 2010, as filed with the Commission on August 19, 2010)
99.9	Notice of Grant to John T. Kurtzweil, dated August 16, 2010 (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, dated August 16, 2010, as filed with the Commission on August 19, 2010)
99.10	Notice of Grant to Stephen D. Kelley, dated August 16, 2010 (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, dated August 16, 2010, as filed with the Commission on August 19, 2010
99.11
Master Performance Unit Award Agreement, dated August 18, 2008, between the Registrant and Charles M. Swoboda (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, dated August 18, 2008, as filed with the Commission on August 22, 2008)

99.12	Master Performance Unit Award Agreement, dated August 16, 2010, between the Registrant and John T. Kurtzweil (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, dated August 16, 2010, as filed with the Commission on August 19, 2010)

99.13	Master Performance Unit Award Agreement, dated August 16, 2010, between the Registrant and Stephen D. Kelley (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K, dated August 16, 2010, as filed with the Commission on August 19, 2010)